Exhibit 10.4

AMENDMENT

This amendment to the Employment Agreement dated September 12, 1995 (the “Agreement”), between The Perkin-Elmer Corporation (now named Applera Corporation) (the “Company”) and Tony L. White (“Executive”) is made this 28th day of August, 2006.

WHEREAS, Company and Executive mutually desire to modify section 6 (d) of the Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	Section 6 (d) of the Agreement is amended to add the following:

Payment options under this Section 6 (d) of the Agreement shall include the following: a lump sum option which shall be a single payment representing the entire value of Executive’s accrued benefit; a deferred lump sum option which shall be a reduced monthly annuity payable as of the first day of each month for a specified period of thirty-six (36), sixty (60) or one hundred-twenty (120) months, to be followed by payment of an actuarial equivalent lump sum representing the present value of the remaining payments; and should Executive die before the end of the specified period, the beneficiary shall commence receiving the remaining monthly payments during the specified period to be followed by the lump sum payment which would have been paid to Executive. The death benefit payment options will include a lump sum payment or deferred lump sum payment that is actuarially equivalent to the present value of the surviving spouse death benefit. The determination of amounts payable under the lump sum or deferred lump sum or death benefit lump sum options shall be based on the actuarial equivalency definition for lump sums as specified in the Supplemental Executive Retirement Plan.

2.	In all other respects the Agreement is unmodified and remains in full force and effect.

APPLERA CORPORATION		TONY L. WHITE
By:	/s/ Barbara J. Kerr	/s/ Tony L. White

Barbara J. Kerr
Vice President, Human Resources

Acknowledged:
/s/ William B. Sawch

William B. Sawch
Senior Vice President and General Counsel